UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2005

MedQuist Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ		08054
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 206-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

In connection with the appointment of N. John Simmons, Jr. as an independent director of MedQuist Inc. (the “Company”) as described in Item 5.02 below, the Company entered into an indemnification agreement (“Indemnification Agreement”) with Mr. Simmons dated as of July 15, 2005.  The Indemnification Agreement provides that, to the extent permitted by New Jersey law, the Company will indemnify Mr. Simmons against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Mr. Simmons in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of the Company’s Board of Directors (the “Board”).

A copy of Mr. Simmons’ indemnification agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 5.02                         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On July 8, 2005, the Board appointed John Simmons as an independent member of the Board effective upon the effective date of the Indemnification Agreement, which was July 15, 2005.  Mr. Simmons has not yet been appointed to any committee of the Board of Directors.

Pursuant to the Governance Agreement by and between Koninklijke Philips Electronics N.V., a corporation organized under the laws of The Netherlands (the “Phillips”), and the Company dated May 22, 2000, Mr. Simmons is deemed to be an “Independent Director.”  Phillips is the Company’s majority shareholder, owning approximately 70.9% of the Company’s common stock.

The public announcement regarding Mr. Simmons’ appointment was made by means of a press release, the text of which is set forth in Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Item 9.01.                      Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Indemnification Agreement by and between MedQuist Inc. and N. John Simmons, Jr. dated as of July 15, 2005.

99.1	Press Release dated July 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.

Date: July 21, 2005	By:	/s/ Howard S. Hoffmann
Name: Howard S. Hoffmann
Title: Chief Executive Officer